July 29, 2004

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES 3-FOR-2 STOCK SPLIT

ST.  PAUL, July 29, 2004 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today that its Board of Directors has approved a 3-for-2 stock split. With the split, shareholders of record on August 10, 2004, will receive one additional share of stock for each two shares held.

The stock split will be effected in the form of a stock dividend that will be paid in newly issued common stock on August 20, 2004. As of July 26, 2004, MEDTOX had 4,961,926 shares of common stock outstanding. After the stock split, the Company will have approximately 7,500,000 shares of common stock outstanding.

“We are pleased to be able to increase the availability and liquidity of our shares to allow more participation in MEDTOX’s future growth, while at the same time rewarding our loyal long-term investors,” said Dick Braun, chairman and chief executive officer. “This stock split reflects our Board’s support of the Company’s strategic direction and the continuing execution of those strategies and recognizes a stock price increase year to date of more than 80%.”

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.